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Share Purchase Agreement

Razorfish AB

and

Razorfish, Inc.

for the sale and purchase of all of the issued shares of Qb International Holding AB, org. no. 556523-9976

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THIS AGREEMENT is made on December 12th, 2001

BETWEEN:

(1)       RAZORFISH AB, org. no. 556503-3247, (the "Buyer"); and

(2) RAZORFISH, INC. with principal offices at 32 Mercer Street, New York, NY 10013 (the "Seller").

THE PARTIES AGREE AS FOLLOWS:

1.        INTERPRETATION

1.1 In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

          "Company" means Qb International Holding AB whose registered office is at c/o Razorfish AB, Grev Turegatan 30, Stockholm, Sweden and which is registered under number 556523-9976;

          "Subsidiaries" means the subsidiaries of the Company as at the date hereof including but not limited to those companies listed at Schedule 1;

          "Encumbrance" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect;

          "Related Person" means in relation to any party its holding companies and the subsidiaries and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

          "Shares" means the 1.600.000 shares of the Company and which constitute all of the issued and outstanding shares of the Company.

1.2      In this agreement unless otherwise specified, reference to:

          (a) "includes" and "including" shall mean including without limitation;

          (b) a "party" means a party to this agreement and includes its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this agreement;

          (c) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;


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          (d)       any statute, statutory instrument, regulation, by-law or
                    other requirement of Swedish law and to any Swedish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than Sweden be deemed to include that which most nearly approximates in that jurisdiction to the Swedish term;

1.3 The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

2.       SALE AND PURCHASE ETC.

2.1 The Seller hereby sells and the Buyer hereby purchases the Shares free from any Encumbrance together with all accrued benefits and rights attached thereto.

2.2 The Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the Shares under the articles of association of the Company and Subsidiaries or otherwise.

2.3 The consideration for the sale and purchase of the Shares and for warranties and undertakings etc. given by the Seller under this agreement shall be the total sum of one (1) USD to be paid to the Seller by the Buyer immediately after the signing of this agreement.

2.4 The Seller shall immediately after the signing of this agreement deliver to the Buyer the following documents:

          (a) share certificates representing the Shares executed in favour of the Buyer;

          (b) certified copy of the resolution of the Seller's board of directors authorizing the transfer of the Shares to the Buyer.

2.5       The Seller shall transfer or procure the transfer of the sum of
          700.000 SEK to the Company's nominated bank account on the basis that such amount shall be used to pay creditors and liabilities of the Company and/or the Subsidiaries (other than where such a creditor is the Buyer or any party connected with or associated with the Buyer or the Company) whether they exist as at the date hereof or arise hereafter and which are properly evidenced by invoices, contract, tax claims etc For the avoidance of doubt the Seller shall have no liability to any creditor or in respect of any liability of the Company howsoever caused.

3.       WARRANTIES

3.1      The Seller warrants to the Buyer as follows:

          (a) The Seller is the only legal and beneficial owner of the Shares.


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          (b)       The Company has not allotted any shares other than the
                    Shares and the Shares are fully paid or credited as fully paid.

          (c) There are no: (i) outstanding subscriptions, warrants, options, calls, or rights to acquire any shares in the capital or other securities of the Company; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any shares in the capital or other securities of the Company; (iii) contracts under which the Company is or may become obliged to sell or otherwise issue any shares of its capital stock or any other securities; (iv) conditions or circumstances that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares in the capital, or other securities of the Company.

          (d) There is no Encumbrance in relation to any of the Shares or unissued shares in the capital of the Company.

          (e) The Seller warrants that it will take all necessary actions needed to liquidate Spray Network, Inc. USA, a subsidiary of the Buyer, as soon as practically possible after this agreement has been signed and to assume responsibility for all legal and other costs involved herewith.

          (f) The Seller warrants that it has released Per Jauring, Anders Jonsson, Lars Lidefelt and Johan Skoglund from any non-competition obligations in any agreement between the above persons and the Seller in relation to the Seller's purchase of the shares in the Company.

          (g) The Seller has the right, power and authority to enter into and perform its obligations under this agreement and each of the other transaction documents to which it is a party.

          (h) The Seller warrants that it has no claim on the Company and/or Subsidiaries of whatever kind and that if any claim of whatever kind would surface in the future the Seller will waive all such claims.

3.2      The Buyer warrants to the Seller that:

          (a) The Buyer has the right, power and authority to enter into and perform its obligations under this agreement and each of the other transaction documents to which it is a party.

          (b) On behalf of the Company and the Subsidiaries, neither the Company nor any of the Subsidiaries has any claim against the Seller or its US subsidiaries of whatever kind and that if any claim of whatever kind would surface in the future the Company and/or the Subsidiaries will waive its rights under any such claim.

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4.       ANNOUNCEMENTS

4.1 No party shall disclose the making of this agreement nor any other agreement referred to in this agreement, its terms (except those matters set out in the press release in the agreed terms and subject to clause 4) and each party shall procure that each of its Related Persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is:

          (a)       to its professional advisers; or

          (b) required by law or the rules and requirements of any regulatory body, including, for the avoidance of doubt, the US Securities laws or NASDAQ requirements provided that this clause 4 does not apply to announcements, communications or circulars made or sent by the Buyer after this agreement to customers, clients or suppliers of the Company to the extent that it informs them of the Buyer's acquisition of the Shares or to any announcements containing only information which has become generally available.

4.2 The restrictions contained in this clause 4 shall apply without limit of time and whether or not this agreement is terminated.

5.       ASSIGNMENT

         This agreement is personal to the parties and accordingly neither party without the prior written consent of the other shall assign, transfer or declare a trust of the benefit of all or any of any other party's obligations nor any benefit arising under this agreement.

6.       COSTS

          Each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

7.       FURTHER ASSURANCES

          The Seller shall after the agreement from time to time forthwith upon request from the Buyer at the Buyer's expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Buyer for the purpose of vesting in the Buyer the full legal and beneficial title to the Shares.

8.       ENTIRE AGREEMENT

8.1 Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

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          (a)       this agreement together with any other documents referred to in this agreement (together the "Transaction Documents") constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the agreement;

          (b) neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

          PROVIDED THAT the provisions of this clause 8 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

9.        VARIATIONS

          This agreement may be varied only by a document signed by each of the Seller and the Buyer.

10.       WAIVER

10.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

10.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

10.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

11.       INVALIDITY

11.1 If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:


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          (a)       the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

          (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

          shall not be affected or impaired in any way.


12.       COUNTERPARTS

          This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by both parties.

13.       GOVERNING LAW AND JURISDICTION

13.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with Swedish law.

13.2 Each of the parties to this agreement irrevocably agrees that the courts of Sweden shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Sweden.

13.3 Each party irrevocably waives any objection which it might at any time have to the courts of Sweden being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Sweden are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 13 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

13.4 Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document ("Documents") for the purpose of any Proceedings begun in Sweden shall be duly served upon it if delivered personally or sent by registered post, in the case of:

          (a) the Seller to Razorfish, Inc. at 32 Mercer Street New York NY10013 USA (marked for the attention of JP Maheu and Hilary Fenner); and

          (b)       the Buyer to Razorfish AB, Grev Turegatan 30, Stockholm,
                    Sweden.

          or such other person and address as the Seller shall notify the Buyer in writing or vice versa from time to time.

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IN WITNESS whereof this agreement has been executed on the date first above written.

                                   Schedule 1

                                The Subsidiaries

List subsidiaries

Qb International AB, 556528-0251
X-Core Konsult AB, 556565-4497


                                                        .

Signed by                                         )     /S/ PER JAURING
for and on behalf  RAZORFISH AB                   )
                                                  )
                                                  )





Signed by                                         )     /S/ JEAN-PHILIPPE MAHEU
for and on behalf of RAZORFISH, INC.              )
                                                  )




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